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                                                                     Exhibit 3.1
                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              UCAR GRAPH-TECH INC.

        The undersigned, Karen G. Narwold, hereby certifies that:

        1.     She is the Secretary of the corporation mentioned herein.

        2. Such corporation is a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware.

        3.     The name of such corporation is UCAR Graph-Tech Inc.

        4. The date on which the original certificate of incorporation of such corporation was filed with the Secretary of State of the State of Delaware is August 30, 1999.

        5. This Amended and Restated Certificate of Incorporation (i) amends such certificate of incorporation so as, among other things, to change the name of such corporation to Graftech Inc., to further specify the rights (and the restrictions on the rights) of the holders of such corporation's common stock, to increase the authorized capital stock of such corporation (including creation of a class of preferred stock), to effect a subdivision of the outstanding number of shares of such corporation's common stock into a greater number of shares, to adopt provisions governing the removal of directors and the filling of vacancies on the board of directors of such corporation, to impose certain limitations on the amendment of such certificate of incorporation and the by-laws of such corporation, to elect not to be governed by Section 203 of such Law and to adopt provisions relating to resolution of certain conflicts of interest and allocation of certain corporate opportunities, and (ii) integrates into one instrument all of the provisions of such certificate of incorporation, as so amended, which are effective and operative.

        6. This Amended and Restated Certificate of Incorporation was duly adopted, effective on June 28, 2000, in accordance with Sections 242, 245 and 228 of such Law and the applicable provisions of such certificate of incorporation.

        7. The provisions of such certificate of incorporation, as so amended and restated, are as follows:

FIRST:        NAME

              The name of this corporation is Graftech Inc. (the "Corporation").
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SECOND:       ADDRESS

              The address, including street number, street, city and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:        PURPOSE

              The nature of the businesses to be conducted and the purposes to be promoted by the Corporation is engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Law").

FOURTH:       POWERS

              In order to conduct its businesses and promote and accomplish its purposes, the Corporation shall have and may exercise any and all of the powers conferred by the Law upon corporations formed thereunder.

FIFTH:        PERPETUAL EXISTENCE

              The Corporation shall have perpetual existence.

SIXTH:        CAPITAL STOCK

              The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue (the "Capital Stock") is two hundred and twenty million (220,000,000), of which two hundred million (200,000,000) shall be common stock, par value $.01 per share (the "Common Stock"), and twenty million (20,000,000) shall be preferred stock, par value $.01 per share (the "Preferred Stock").

              Except as provided in the next sentence, each share of common stock, par value $.01 per share, of the Corporation outstanding immediately prior to the time of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time") shall, without any action by the holder thereof, at the Effective Time, be reclassified as and subdivided into 298,500 shares of Common Stock.

              Shares of Preferred Stock may be issued in one or more series. The number of shares included in any series of Preferred Stock and the full or limited voting rights, if any, the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking fund rights, if any, and the priorities, preferences and relative, participating, optional and other special rights, if any, in respect of the Preferred Stock or any series of Preferred Stock, and the qualifications, limitations or restrictions on such series of Preferred Stock, shall be those set forth in the resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board of Directors of the Corporation (the "Board"). The Board is vested with full authority to adopt any and all such resolution or resolutions at any time and from time to time. The holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote, except as otherwise required by


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the Law or expressly set forth in the resolution or resolutions providing for the issuance of such shares.

              The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock then outstanding, without a vote of the holders of shares of Preferred Stock, except to the extent that a vote of the holders of shares of Preferred Stock then outstanding is required pursuant to the resolution or resolutions providing for the issuance of such shares.

              The powers, privileges and rights pertaining to shares of Common Stock then outstanding shall be subject to the powers, privileges, preferences and rights pertaining to shares of Preferred Stock then outstanding.

              The holders of shares of Common Stock then outstanding shall be entitled to one vote for each such share upon any and all matters presented for a vote to the stockholders on which the holders of shares of Common Stock then outstanding are entitled to vote. Except as otherwise required by the Law or the resolution or resolutions providing for the issuance of shares of one or more series of Preferred Stock, the holders of shares of Common Stock then outstanding shall have the exclusive right to vote for the election of directors and on all other matters required or permitted to be presented for a vote to the stockholders; provided, however, that the holders of shares of Common Stock then outstanding, as such, shall not be entitled to vote on any amendment of this Certificate of Incorporation that both (i) relates solely to the number of, or the powers, privileges, preferences or rights pertaining to, one or more series of Preferred Stock and (ii) does not affect either the number of authorized shares of Preferred Stock or the powers, privileges and rights pertaining to the Common Stock so long as the holders of shares of such series of Preferred Stock then outstanding are entitled, separately or together with the holders of any shares of any other series of Preferred Stock then outstanding, to vote thereon pursuant to the resolution or resolutions providing for the issuance of such shares or the Law.

SEVENTH:      DIRECTORS

              The business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any limitations which may be set forth in the By-Laws and subject to the right, if any, of holders of shares of Preferred Stock then outstanding to elect additional directors expressly set forth in the resolution or resolutions providing for the issuance of such shares, the number of directors constituting the Whole Board (as defined herein) shall consist of that number of directors as may be fixed from time to time and at any time solely by a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board as constituted prior to such vote, except that such number shall not be less than one (1) and shall not be more than fifteen (15). As used herein, "Whole Board" means the total number of directors which the Corporation would have if there were no vacancies on the Board at the time of the relevant vote.

              Except as otherwise provided herein, the Whole Board shall consist of a single class of directors and the term of office of such class of directors shall be one (1) year, commencing at the annual meeting of stockholders at which directors of that class are elected


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and continuing until the successor directors of that class are elected at the next annual meeting of stockholders.

              Commencing at the first annual meeting of stockholders after the time at which the Principal Stockholder (as defined herein) ceases to directly or indirectly hold or own a majority of the shares of Common Stock then outstanding, the Whole Board shall be divided into three (3) classes, consisting of such directors as the Board, pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, shall determine so long as the number of directors in each class is as nearly equal as practicable. Except as otherwise provided herein, from and after such time, the term of office of each class of directors shall be three (3) years, commencing at the annual meeting of stockholders at which directors of that class are elected and continuing until the successor directors of that class are elected at the third following annual meeting of stockholders. Notwithstanding the preceding sentence, at the first annual meeting of stockholders at which, but for this sentence, directors would be elected for three (3) year terms, the term of office of the first such class of directors shall expire at the first annual meeting of stockholders following such time, of the second such class of directors shall expire at the second annual meeting of stockholders following such time, and of the third such class of directors shall expire at the third annual meeting of stockholders following such time.

              Except as otherwise provided in the By-Laws, the election of directors is not required to be conducted by written ballot.

              Except for the right, if any, of holders of shares of Preferred Stock then outstanding to remove one or more directors expressly set forth in the resolution or resolutions providing for the issuance of such shares and except as otherwise required by the Law, (i) so long as the Principal Stockholder directly or indirectly holds or owns a majority of the shares of Common Stock then outstanding, any or all of the directors may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Common Stock then outstanding and (ii) commencing at the first time at which the Principal Stockholder ceases to directly or indirectly hold or own a majority of the shares of Common Stock then outstanding, directors can be removed only for cause and only upon the affirmative vote of holders of at least 67% of the shares of Common Stock then outstanding.

              Except for the right, if any, of holders of shares of Preferred Stock then outstanding to fill such vacancies expressly set forth in the resolution or resolutions providing for the issuance of such shares and except as otherwise required by the Law, any vacancies on the Board resulting from an increase in the authorized number of directors, from death, resignation, retirement, disqualification or removal of a director or from any other event shall be filled (and, subject to the following proviso, shall only be filled) by the affirmative vote of a majority of the directors then in office (even though they constitute less than a quorum), unless no directors are then in office in which event (but only in which event) such vacancies can be filled by the stockholders; provided, however, that the By-laws may provide that the affirmative vote of a greater number of the directors may be required to fill such vacancies; and provided further, that, notwithstanding anything to the contrary contained in this paragraph, so long as the Principal Stockholder holds or owns directly or indirectly a majority of the shares of Common Stock then outstanding, the holders of a majority of the shares of Common Stock then outstanding shall also


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have the right to fill such vacancies. A director elected to fill such a vacancy shall hold office for the remainder of the full term of the class of directors of which such director is a member.

              Each director shall serve in office until his or her successor shall be elected and qualified (which may be such director, if he or she is re-elected) or his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

              In connection with managing the business and affairs of the Corporation, including determining whether and to what extent any action may be in the best interests of the Corporation or the stockholders, approving or disapproving any action or determining whether to make any recommendation and what recommendation to make to stockholders with respect to any matter, each director and the Board (and any committee of the Board) may, to the fullest extent permitted by law, consider: (i) the long-term and short-term interests of the employees, suppliers, creditors and customers of the Corporation and its subsidiaries; (ii) the long-term and short-term interests of the communities in which the Corporation and its subsidiaries conduct any business or other activities; and (iii) the long-term and short-term interests of the Corporation, its subsidiaries and the stockholders, including the possibility that such interests may best be served by the continued independence of the Corporation.

EIGHTH:       VOTING

              Except as otherwise permitted with respect to actions required or permitted to be taken solely by holders of shares of Preferred Stock then outstanding as expressly set forth in the resolution or resolutions providing for the issuance of such shares, any and all actions required or permitted to be taken by the stockholders must be taken at a duly called and convened meeting of stockholders and cannot be taken by consent in writing; provided, however, that any action required or permitted to be taken by the stockholders may be taken by consent in writing so long as at the time such consent is given (i) the Principal Stockholder directly or indirectly holds or owns a majority of the shares of Common Stock then outstanding or (ii) the Principal Stockholder directly or indirectly holds or owns at least 20% of the shares of Common Stock then outstanding and the Principal Stockholder gives the first valid consent in writing to such action. References herein to a vote of one or more stockholders shall include consent in writing of stockholders permitted (but only those permitted) by this paragraph.

              Except as otherwise permitted with respect to meetings consisting solely of holders of shares of Preferred Stock then outstanding as expressly set forth in the resolution or resolutions providing for the issuance of such shares, special meetings of stockholders can be called only (a) by or at the direction of the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, (b) by or at the direction of the Principal Stockholder or a director nominated or designated by the Principal Stockholder so long as the request to call the meeting is made at a time when the Principal Stockholder directly or indirectly holds or owns more than 20% of the shares of Common Stock then outstanding, (c) by or at the direction of a committee of the Board which has been expressly authorized by the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board to call special meetings of stockholders or (d) by the chairman of the board, chief executive officer or president of the Corporation.

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              As used herein, "Principal Stockholder" means (i) UCAR
International Inc. and each of its wholly-owned or majority-owned subsidiaries (other than the Corporation and direct or indirect subsidiaries and controlled affiliates of the Corporation) and (ii) each of their initial and subsequent transferees (including any and all secured lenders to whom Capital Stock is transferred as a result of a foreclosure on collateral following on the occurrence of an event of default under the relevant loan or credit agreements and related documents or otherwise in discharge or satisfaction of indebtedness) whom the immediately preceding Principal Stockholder designates as such so long as the transferee so designated and its wholly-owned and majority-owned subsidiaries directly or indirectly holds or owns more than 20% of the shares of Common Stock then outstanding. If one or more series of Preferred Stock are then outstanding and holders of shares thereof are then entitled to vote for the election of one or more directors (assuming that a meeting of stockholders for such purpose was then being duly held), then references herein to the direct or indirect ownership or holding by the Principal Stockholder of more than a specified percentage or amount of the shares of Common Stock then outstanding shall also be deemed to refer to the direct or indirect ownership or holding of such specified percentage or amount of the shares of Capital Stock, the holders of which are then entitled to vote for the election of one or more directors (assuming that a meeting of stockholders for such purpose was then being duly held), then outstanding to the extent (but only to the extent) such deemed reference would increase or expand the voting power of the Principal Stockholder. Persons who would constitute Principal Stockholders shall not cease to be such solely because Capital Stock is held or owned for their account by nominees or collateral or other agents.

NINTH:        BY-LAWS

              Subject to the next paragraph, references to the "By-Laws" shall mean, and the By-Laws of the Corporation shall be, those which become effective at the Effective Time.

              All or any part of the By-Laws may be amended or repealed and new By-Laws may be adopted at any time and from time to time either (i) if at the time of such vote the Principal Stockholder holds or owns directly or indirectly a majority of the shares of Common Stock then outstanding, by the affirmative vote of holders of a majority of the shares of Common Stock then outstanding or by the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board or (ii) if at any other time, by the affirmative vote of holders of 67% of the shares of Common Stock then outstanding or by the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board (unless the affirmative vote of a greater number of directors is required by the By-Laws, in which case such greater number shall be required), but, in each case mentioned in this clause (ii), subject to the limitations set forth in the By-Laws; provided, however, that at a time described in this clause (ii) the affirmative vote of holders of more than 67% of the shares of Common Stock then outstanding shall be required to amend or repeal, or adopt any provision inconsistent with, Sections 3, 8 (as it pertains to stockholder proposals and nominations for directors) or 9(e) of Article I, Sections 1, 2 or 3 of Article II, or Article X of the By-Laws.

TENTH:        EXCULPATION

              A director shall not be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the


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duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Law and (iv) for any transaction from which such director derives an improper personal benefit. If the Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Law, as so amended. No repeal or modification of this Article Tenth shall adversely affect any right of or protection afforded to a director prior to such repeal or modification.

ELEVENTH:     SECTION 203

              The Corporation shall not be subject to Section 203 of the Law; provided, however, that the Corporation shall, without further action by the Board or the stockholders, become subject to Section 203 of the Law immediately after the first time that the Principal Stockholder ceases to directly or indirectly hold or own a majority of the then outstanding shares of Common Stock.

TWELFTH:      CERTAIN TRANSACTIONS, OPPORTUNITIES AND CONFLICTS OF INTEREST

              As used herein, the "Company" means the Corporation, its wholly-owned and majority-owned subsidiaries and its controlled affiliates and "UCAR" means UCAR International Inc., its wholly-owned and majority-owned subsidiaries and its controlled affiliates other than the Company.

              All stockholders and creditors of the Company shall be deemed to have notice of the fact that (i) UCAR is currently the sole stockholder and is expected to be the controlling stockholder after the initial public offering of Common Stock, (ii) even after UCAR ceases to be the controlling stockholder it may remain a significant stockholder, (iii) directors, officers and employees of UCAR may serve as directors, officers or employees of the Company, and vice versa, (iv) the Company has acquired businesses and assets, and assumed liabilities, from UCAR and (v) UCAR and the Company engage and are expected to continue to engage in similar, related, complementary, overlapping or competitive businesses and have been and are expected to continue to be suppliers of products and services, and lessors and licensors of property and technology, to each other. All stockholders and creditors of the Company shall be deemed to have notice of and to have consented to this Article TWELFTH.

              The Company may from time to time and at any time (i) consummate transactions with, buy services or products from, sell services or products to, acquire businesses or assets from, assume liabilities of and employ and elect (as its directors and officers) directors, officers and employees of UCAR and refrain from engaging in any activity or pursuing any opportunity (including any acquisition, development or other corporate opportunity) that is or may be engaged in or pursued by UCAR and (ii) execute, deliver and perform agreements relating thereto, including modifications or supplements to pre-existing agreements and agreements regarding allocation, pursuit and non-pursuit of opportunities, limiting or prohibiting competition, allocating time and efforts of common officers and employees, and entering, not entering or ceasing to engage in businesses or activities (individually and collectively, a "UCAR


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Transaction"). Except as otherwise expressly provided in this Article TWELFTH, no UCAR Transaction shall be (i) void or voidable or (ii) considered contrary to
(1) any fiduciary duty that UCAR may owe to the Company or any stockholder or creditor of the Company by reason of the fact that UCAR is or was a principal, majority or controlling stockholder of the Corporation or has or had the power or right, as a stockholder, by contract, through business dealings or relationships or otherwise, to elect any or all of the directors of the Corporation or to control or influence the management or direction of the business or affairs of the Company or (2) any fiduciary duty of any director or officer of the Company who is also a director, officer or employee of UCAR or owns or holds capital stock, options or other securities of UCAR, to the Company or any stockholder or creditor of the Company, if any of the following conditions set forth in clauses (A) through (D) below shall have been satisfied:

              (A) such UCAR Transaction shall have been initiated or, if earlier, the agreement thereto was executed before the Company ceased to be a wholly-owned subsidiary of UCAR; or

              (B) such UCAR Transaction shall have been approved (i) by the affirmative vote of a majority of the directors (even though less than a quorum) who are not Interested Persons (as defined herein) in respect of such UCAR Transaction, (ii) by a committee of the Board constituted solely of directors who are not Interested Persons in respect of such UCAR Transaction or (iii) by an officer or employee of the Company who is not an Interested Person in respect of such UCAR Transaction and to whom the authority to approve such UCAR Transaction has been delegated, either generally or in the specific instance, either by the same affirmative vote required by clause (i) or (ii) of this clause (B) or, in the case of an employee, to whom such authority has been delegated, either generally or in the specific instance, by an officer to whom authority to approve such UCAR Transaction has been so delegated; provided, however, that, before approval of such UCAR Transaction, the material facts of the relationship between the Company and UCAR and the material terms and facts as to such UCAR Transaction were disclosed to or were known by such directors, committee, officer or employee; or

              (C) such UCAR Transaction was fair to the Company as of the time it was initiated or, if earlier, the agreement relating thereto was executed; or

              (D) such UCAR Transaction was approved by the affirmative vote of the holders of a majority of the shares of Capital Stock entitled to vote thereon who do vote thereon, exclusive of UCAR and any Interested Person in respect of such UCAR Transaction.

              UCAR shall not have or be under any fiduciary duty to refrain from entering into any UCAR Transaction that satisfies the conditions in any of clauses (A) through (D) above and no director, officer or employee of the Company who is also a director, officer or employee of UCAR or a holder or owner of capital stock, options or other securities of UCAR shall have or be under any fiduciary duty to refrain from acting on behalf of the Company in respect of any such UCAR Transaction. The failure of any UCAR Transaction to satisfy the conditions of all or any of clauses (A) through (D) above shall not, by itself, cause such UCAR Transaction to constitute any breach of any fiduciary duty to the Company or any stockholder or creditor of the Company.

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              In addition, neither UCAR nor any director, officer or employee of
UCAR shall have or be under any fiduciary duty to not acquire, develop or engage in any business, product, service or activity (including the hiring or retention on an exclusive or non-exclusive basis of any employee, consultant or other agent or representative) or to refer to the Company, or to refrain from pursuing, any corporate or other opportunity with respect thereto, even if it is or could be similar, related, complementary, overlapping or competitive with any then current or prospective business, product, service or activity of the Company.

              Further, neither UCAR nor any director, officer or employee of UCAR shall have or be under any fiduciary duty as a controlling or other stockholder, in connection with any matter which may be submitted for a vote to the stockholders, any tender or exchange offer or any proxy solicitation which may be directed to the stockholders or any merger, consolidation or other transaction which may be approved by the stockholders, to (i) attend, in person or by proxy, any meeting of stockholders, (ii) vote for or against, or abstain from voting, on any matter, give or refrain from giving any proxy, (iii) tender Capital Stock, or refrain from tendering Capital Stock, in any tender or exchange offer, (iv) sell or transfer, or refrain from selling or transferring, any Capital Stock, or (v) exercise or refrain from exercising any appraisal, dissenters or similar rights.

              Moreover, neither UCAR nor any directors, officers or employees of UCAR shall have or be under any fiduciary duty, as a controlling or other stockholder, to sell or transfer, or refrain from selling or transferring, any or all of the Capital Stock owned by it, him or her at any time or from time to time or to permit or encourage other stockholders to participate in any manner or obtain any benefits from any such sale or transfer.

              Directors who are not also directors, officers or employees of UCAR at the time of the vote thereon shall have the right, by the affirmative vote of a majority thereof, to expand, either generally or in specific instances, the types of UCAR Transactions and other events and circumstances within the scope of this Article TWELFTH and to expand the methods for approving the same.

              As used herein, "Interested Person" in respect of a UCAR Transaction means any director, officer or employee of UCAR and any other person who has a material financial interest in UCAR or in such UCAR Transaction; provided, however, that no such financial interest shall be considered material
(i) by reason of the fact that such person or such person's family members, affiliates or related parties (a) participate in or are beneficiaries of any employee benefit or welfare plan or program of UCAR or (b) owns or holds common stock or options to acquire common stock of UCAR International Inc. constituting in the aggregate less than 0.1% of the common stock of UCAR International Inc. outstanding at the time of approval of such UCAR Transaction or, if earlier, the earlier of the initiation of such UCAR Transaction or the execution of the agreement relating thereto or (ii) as to other financial interests, if such financial interest would not be required to be disclosed in a proxy statement filed by UCAR International Inc. or the Corporation with the Securities and Exchange Commission (regardless of whether any such filing is then required).

              This Article TWELFTH shall terminate at the first time UCAR shall cease to own or hold directly or indirectly more than 5% of the shares of Common Stock then


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outstanding. No such termination, and no alteration, amendment or repeal of or adoption of a provision inconsistent with this Article TWELFTH, shall change the effect of this Article TWELFTH in respect of any UCAR Transaction or any other event or circumstance within the scope of this Article TWELFTH that was approved or, if earlier, that was initiated or, if earlier, that was subject to an agreement that was executed, before such termination, alteration, amendment, repeal or adoption.

THIRTEENTH:   AMENDMENTS

              No amendment to this Certificate of Incorporation which alters, amends or repeals, or adopts any provision inconsistent with, Articles SEVENTH, EIGHTH, NINTH, TENTH, TWELFTH or this Article THIRTEENTH of this Certificate of Incorporation shall become effective unless it shall have been approved by the affirmative vote of the holders of more than 67% of the shares of Common Stock then outstanding; provided, however, that, if at the time of the vote of stockholders thereon the Principal Stockholder holds or owns directly or indirectly a majority of the shares of Common Stock then outstanding, the vote of the holders a majority of the shares of Common Stock then outstanding shall be sufficient for any such amendment to become effective.

              Subject to the immediately preceding provisions of this Article THIRTEENTH, this Certificate of Incorporation may be amended, altered or repealed in the manner now or hereafter prescribed by the Law.

FOURTEENTH:   COMPROMISE

              Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

              IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on this 28th day of June, 2000.


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                                                    /s/ Karen G. Narwold
                                                    ----------------------------
                                                    Karen G. Narwold
                                                    Vice President




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